SCI SYSTEMS, INC.
COMPUTATION OF PRIMARY  AND FULLY DILUTED
EARNINGS PER SHARE
EXHIBIT 11

                             Quarter Ended:           Six Months Ended:
                        December 26, December 27, December 26,  December 27,
                             1993        1992         1993            1992
PRIMARY EARNINGS
  PER SHARE
Net income               $7,771,000   $6,411,000   $15,620,000   $10,621,000
                         ==========   ==========   ===========   ===========
Weighted average
number of shares out-
standing during period   27,082,931   21,013,920    27,071,375    21,026,435

Applicable number of
shares for common stock
equivalents (stock
options) outstanding
for period, using
Treasury Stock Method
based on average
market price for period     616,534      536,441       625,751       437,886
                         ----------   ----------    ----------    -----------
Weighted average number
of shares used in
computation              27,699,465   21,550,361    27,697,126    21,464,321
                         ==========   ==========    ==========    ==========

Primary earnings
 per share                    $0.28       $0.30          $0.56         $0.49
                         ==========   ==========    ==========    ==========


FULLY DILUTED EARNINGS
  PER SHARE                   (A)                         (A)
Net income                             $6,411,000                $10,621,000
Add back after- tax
interest expense for
convertible debentures:
 1987's 5 5/8 %
  debentures                             407,000                     831,000
 1990's 9%
  debentures                           1,165,000                   2,330,000
                                      ----------                 -----------
Adjusted net income
used in fully diluted
computation                           $7,983,000                 $13,782,000
                                      ==========                 ===========

Weighted average number
of shares outstanding
during period                         21,013,920                  21,026,435

Applicable number of
shares for common stock
equivalents (stock
options) outstanding for
period, using Treasury
Stock Method based on
the higher of average
market price for period
or ending market price                   662,866                     655,848

Number of shares to be
issued if convertible
debentures were converted:
 1987's 5 5/8 %
   debentures                          1,850,727                   1,850,727
 1990's 9%
   debentures                          5,894,737                   5,894,737
                                      ----------                  ----------
Weighted number of shares
used in computation                   29,422,250                  29,427,747
                                      ==========                  ==========
Fully diluted earnings
per share                                 $0.27                        $0.47
                                      =========                    =========

(A) The potential conversion of outstanding convertible debentures were less than 2% for this period.